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                                                                     Exhibit 8.1


To Call Writer Direct:
 212 446-4800

                                                 October 16, 1998


American Commercial Lines LLC
1701 East Market Street
Jeffersonville, IN  47130

                  Re: Offer by American Commercial Lines LLC, et al. to Exchange any and all of its outstanding Series A
                          10 1/4% Senior Notes Due 2008 for its Series B 10 1/4% Senior Notes Due 2008

Gentlemen:

                  We have acted as counsel to American Commercial Lines LLC, et al. (the "Company") in connection with its offer (the "Exchange Offer") to exchange any and all of its Series A 10 1/4% Senior Notes Due 2008 (the "Old Securities") for its Series B 10 1/4% Senior Notes Due 2008 (the "New Securities").

                  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 26, 1998 (the "Registration Statement"), and such other documents as we deemed necessary.

                  On the basis of the foregoing, it is our opinion that the exchange of the Old Securities for the New Securities pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

                  The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.
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American Commercial Lines LLC
October 16, 1998
Page 2

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Certain Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Kirkland & Ellis

                                                     Kirkland & Ellis